Exhibit 99.1
FOR RELEASE TUESDAY JUNE 2, 2:00 PM PDT

CONTACTS
Media Relations — Brocade	Investor Relations — Brocade
Leslie Davis	Alex Lenke
Tel: 408.333.5260	Tel: 408.333.6758
leslie.davis@brocade.com	alenke@brocade.com
Brocade Reaches Settlement in Federal Securities
Class-Action Lawsuit
SAN JOSE, California —June 2, 2008 — Brocade Communications Systems, Inc. (NASDAQ: BRCD) today announced that it has reached an agreement in principle with lead plaintiffs to settle the federal securities class-action lawsuit originally filed in May 2005 in the United States District Court for the Northern District of California against the Company and certain former directors and officers. The litigation relates to the Company’s restatement of certain financial results in 2005 due to stock-based compensation accounting issues.
Under the terms of the preliminary settlement, Brocade will pay $160 million to the plaintiff class in exchange for the dismissal with prejudice of all claims against all defendants in the litigation. The settlement is subject to final documentation and approval by the federal district court.
Based on the preliminary settlement, Brocade recorded an estimated settlement expense of $160 million on a pre-tax basis. This expense has been included in the Company’s results of operations for the three and six months ended April 26, 2008 and will be reflected in its Quarterly Report on Form 10-Q for the quarter ended April 26, 2008, which Brocade expects to file no later than Thursday, June 5, 2008. This expense is not expected to impact the Company’s non-GAAP results of operations.
Brocade believes that this settlement is in the best interest of its shareholders and the Company as it significantly reduces the uncertainty associated with this ongoing litigation. Further, this resolution enables the Company to put the class action behind it and continue to focus on the business of developing and delivering industry-leading data center solutions for its customers worldwide.
Cautionary Statement
This press release contains statements regarding the preliminary settlement in connection with the federal securities class action and other litigation matters that are forward-looking in nature. These statements are based on current expectations as of the date of this press release and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, approval by the parties of the final settlement documentation and whether the settlement is finally approved by the United States District Court. Certain of these and other risks are set forth in more detail in “Item 1A. Risk Factors” of Brocade’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 26, 2008 and Annual Report on Form 10-K for the fiscal year ended October 27, 2007. Brocade does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.
About Brocade
Brocade is a leading provider of data center networking solutions that help organizations connect, share, and manage their information in the most efficient manner. Organizations that use Brocade products and services are better able to optimize their IT infrastructures and ensure compliant data management. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.
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